Exhibit 99.1

Marchex Hires Holly Aglio as Chief Financial Officer

SEATTLE – October 31, 2023-- Marchex, Inc. (NASDAQ: MCHX), the award-winning AI-powered conversation intelligence company that helps businesses turn strategic insights into the actions that drive their most valued sales outcomes, today announced that Holly Aglio has joined the company as Chief Financial Officer. Aglio is a seasoned financial leader, having served in multiple influential financial management roles during her career, and will lead Marchex’s finance and accounting organizations.

Most recently, from 2021 to 2023 Aglio was Chief Financial Officer and a member of the Board of Directors of NetCentrics, a technology business supporting national security, and led its 2021 acquisition by Cerberus Capital Management. At NetCentrics, Aglio played a pivotal role in accelerating the company’s growth through strategic financial management and investments in key capabilities. Her experience at previous companies, including Govplace, Artel, and Apptis (acquired by URS), has focused on leading and growing financial operations in dynamic growth companies and industries. Aglio’s career began in public accounting as an auditor for PricewaterhouseCoopers.

“Bringing a track record of deep financial strategic and operational excellence, Holly will play a pivotal role in helping shape Marchex’s future and driving its continued success” said Edwin Miller, Marchex’s Chief Executive Officer. “Her expertise in strategic financial planning and resource management, cultivating strong teams, and building cross-functional business relationships make her a valuable addition to our executive team. We look forward to working with her to help Marchex reach new heights and sustainable growth.”

“I am thrilled to be joining Marchex and to contribute to its ongoing success,” said Aglio. “I believe in the company's vision and am excited about the opportunities for growth and innovation in the conversation intelligence market as we leverage AI to build toward the future. I look forward to collaborating with the talented team at Marchex to achieve our strategic goals and to enhancing value for our stakeholders.”

About Marchex

Marchex’s award-winning conversation intelligence platform, featuring AI-powered sales engagement and marketing solutions, helps businesses turn strategic insights into the actions that drive their most valued sales outcomes. Our multichannel voice and text capabilities enable sales and marketing teams to deliver the buying experiences that today’s customers expect. Marchex is the trusted conversation intelligence partner for market-leading companies in critical industries, including many of the world’s most innovative and successful brands.

Please visit www.marchex.com, www.marchex.com/blog or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the company and its business.

Marchex, Inc.
Investor Relations
Trevor Caldwell, 206-331-3600
ir@marchex.com